Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

IDENTIV, INC.

Identiv, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name under which the Corporation was originally incorporated was SCM Microsystems, Inc. and the original Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 1996.

SECOND: This Certificate of Amendment of the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors of the Corporation.

THIRD: Article I of the Certificate of Incorporation, as presently in effect, is amended to read in its entirety as follows:

“The name of this corporation is INVE Technologies, Inc. (hereinafter sometimes referred to as the “Corporation”).”

FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation this 15th day of September, 2026.

IDENTIV, INC.
By:	/s/ Kirsten Newquist
Kirsten Newquist, Chief Executive Officer